Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

February 20, 2014

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Prosperity Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of 1,250,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which are issuable upon the exercise of certain awards or options granted under the Company’s 2012 Stock Incentive Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Amended and Restated Articles of Incorporation of the Company, as amended; (3) the Amended and Restated Bylaws of the Company, as amended; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company, and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and, when issued in accordance with the provisions of the specific award or option agreements relating to awards or options granted under the Plan, the Shares will be validly issued, fully paid and nonassessable.

Prosperity Bancshares, Inc.

February 20, 2014

The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP